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January 26, 1999


Securities and Exchange Commission
450 5th Street NW
Washington, D.C. 20549

Commissioners:

We have read the statements made by Zamba Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 25, 1999. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with the Company's disclosures regarding interviewing other firms set forth in the first paragraph or those disclosures set forth in the fourth paragraph.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP